EXHIBIT 99

MBT Financial Corp. Announces 20% Increase in Annual Earnings and Increases in Quarterly and Special Dividends

MONROE, Mich., February 2, 2017 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a preliminary net profit of $3,578,000 ($0.16 per share, basic and diluted), in the fourth quarter of 2016, compared to a profit of $4,014,000 ($0.18 per share, basic and diluted), in the fourth quarter of 2015. The full year profit in 2016 was $14,501,000 ($0.64 per share, basic and $0.63 per share, diluted) compared to $12,082,000 ($0.53 per share, basic and diluted) in 2015.

The Company also announced that it increased its quarterly dividend from $0.04 to $0.05 this quarter, and that it will pay a special dividend of $0.70 per share. The two dividends will be paid as a single distribution of $0.75 on February 21, 2017 to shareholders of record as of February 14, 2017. The Company paid a quarterly dividend of $0.03 and a special dividend of $0.50, with the increased dividend payments representing a 41.5% increase from the prior year same period.

Although Net Interest Income increased and non-interest expenses decreased compared to the fourth quarter of 2015, Net Income for the Company decreased this quarter due to the larger adjustment to the Allowance for Loan Losses last year. The net interest margin increased from 3.11% to 3.14% and the average amount of interest earning assets increased $18.8 million. As a result, the net interest income increased $246,000, or 2.6% in the fourth quarter of 2016 compared to the fourth quarter of 2015.

The provision for loan losses increased $1,000,000 compared to the fourth quarter of 2015 from a negative expense of $2,000,000 in the fourth quarter of 2015 to a negative expense of $1,000,000 recorded this quarter. Classified assets decreased 24% during the fourth quarter and the analysis of the risk in the loan portfolio indicated a need to reduce the Allowance for Loan Losses again this quarter. Total Loans decreased $3.5 million during the fourth quarter, and the continued improvement in asset quality and historical loss ratios enabled the Company to reduce the Allowance for Loan and Lease Losses from 1.43% of loans at the end of the third quarter to 1.30% as of the end of the fourth quarter of 2016.

Non-interest income, excluding Other Real Estate and securities gains and losses was unchanged at $3.8 million in the fourth quarter of 2016 compared to the fourth quarter of 2015. Securities gains and losses decreased $132,000 and total non-interest income decreased $114,000 or 2.9%.

Total non-interest expenses decreased $216,000, or 2.3% in the fourth quarter of 2016 compared to the fourth quarter of 2015. Salaries and benefits increased $135,000 or 2.3% while the FDIC deposit insurance assessment decreased $147,000 and other insurance expense decreased $83,000.

Total assets of the company increased $15.0 million, or 1.1% compared to December 31, 2015. Capital decreased $6.2 million during the year as the payment of the special and regular dividends slightly exceeded the net income and the Accumulated Other Comprehensive Loss (AOCL) component of capital caused a decrease of $5.2 million due to the decrease in the value of AFS securities. The securities valuation decreased as market interest rates increased during the fourth quarter of 2016. The ratio of equity to assets decreased from 10.98% at the end of 2015 to 10.40% at the end of 2016. The Bank’s Tier 1 Leverage ratio decreased from 10.91% as of December 31, 2015 to 10.75% as of December 31, 2016.

H. Douglas Chaffin, President and CEO, commented, “We are pleased with our results in 2016, especially the recent trend of improving net interest margin, the reduction in classified assets, and the non-interest expense reduction. Our loan portfolio grew $34.2 million, or 5.5% during 2016, and we plan to continue our focus on loan growth in 2017.  The increase in our quarterly dividend and the payment of another special dividend reflect our efforts to actively manage our capital while we look for the right opportunities to grow throughout our existing branch network and strategic acquisitions.  We remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve, despite challenges in our current environment.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the Fourth Quarter 2016 results on Friday, February 3, 2017, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 510-3783. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 902-4136. A replay will be available one hour after the conclusion of the call at (877) 344-7529, Conference #10098512. The replay will be available until March 3, 2017 at 9:00 a.m. Eastern. The webcast will be archived on the Company’s web site and available for twelve months following the call.

About the Company:

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT employee volunteers contribute between 8,000 to 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With offices and ATMs in Monroe, Lenawee, and Wayne Counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
	2016	2016	2016	2016	2015
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2016	2015

EARNINGS
Net interest income	$9,574	$9,515	$9,244	$9,290	$9,328	$37,623	$36,975
FTE Net interest income	$9,731	$9,671	$9,393	$9,438	$9,469	$38,233	$37,514
Provision for loan and lease losses	$(1,000)	$(700)	$(200)	$(300)	$(2,000)	$(2,200)	$(3,000)
Non interest income	$3,805	$4,039	$5,555	$4,114	$3,919	$17,513	$15,327
Non interest expense	$9,269	$8,974	$8,872	$9,483	$9,485	$36,598	$38,200
Net income	$3,578	$3,687	$4,239	$2,997	$4,014	$14,501	$12,082
Basic earnings per share	$0.16	$0.16	$0.19	$0.13	$0.18	$0.64	$0.53
Diluted earnings per share	$0.16	$0.16	$0.18	$0.13	$0.18	$0.63	$0.53
Average shares outstanding	22,738,718	22,733,134	22,884,350	22,854,556	22,764,801	22,802,325	22,742,476
Average diluted shares outstanding	22,905,786	22,915,278	23,049,718	23,014,957	22,967,108	22,937,193	22,916,754

PERFORMANCE RATIOS
Return on average assets	1.07%	1.10%	1.28%	0.91%	1.22%	1.09%	0.94%
Return on average common equity	9.57%	9.98%	11.87%	8.57%	10.79%	10.00%	8.54%

Base Margin	3.07%	3.07%	3.03%	3.04%	3.04%	3.05%	3.06%
FTE Adjustment	0.05%	0.05%	0.05%	0.05%	0.05%	0.05%	0.05%
Loan Fees	0.02%	-0.01%	0.02%	0.00%	0.02%	0.01%	0.05%
FTE Net Interest Margin	3.14%	3.11%	3.10%	3.09%	3.11%	3.11%	3.16%

Efficiency ratio	68.18%	65.59%	67.83%	69.75%	72.10%	67.83%	71.68%
Full-time equivalent employees	277	281	288	288	297	284	335

CAPITAL
Average equity to average assets	11.21%	11.05%	10.80%	10.65%	11.34%	10.93%	11.03%
Book value per share	$6.20	$6.49	$6.41	$6.22	$6.46	$6.20	$6.46
Cash dividend per share	$0.04	$0.04	$0.03	$0.53	$-	$0.64	$-

ASSET QUALITY
Loan Charge-Offs	$522	$114	$618	$209	$1,191	$1,463	$2,112
Loan Recoveries	$575	$316	$184	$150	$1,091	$1,225	$2,800
Net Charge-Offs	$(53)	$(202)	$434	$59	$100	$238	$(688)

Allowance for loan and lease losses	$8,458	$9,405	$9,903	$10,537	$10,896	$8,458	$10,896

Nonaccrual Loans	$4,656	$6,545	$7,522	$8,079	$8,633	$4,656	$8,633
Loans 90 days past due	$10	$32	$41	$17	$4	$10	$4
Restructured loans	$14,161	$15,923	$16,701	$17,828	$18,910	$14,161	$18,910
Total non performing loans	$18,827	$22,500	$24,264	$25,924	$27,547	$18,827	$27,547
Other real estate owned & other assets	$1,634	$1,696	$1,818	$1,608	$2,383	$1,634	$2,383
Total non performing assets	$20,461	$24,196	$26,082	$27,532	$29,930	$20,461	$29,930

Classified Loans	$14,971	$20,151	$24,365	$26,768	$28,490	$14,971	$28,490
Other real estate owned & other assets	$1,634	$1,696	$1,818	$1,608	$2,383	$1,634	$2,383
Total classified assets	$16,605	$21,847	$26,183	$28,376	$30,873	$16,605	$30,873

Net loan charge-offs to average loans	-0.03%	-0.12%	0.28%	0.04%	0.06%	0.04%	-0.11%
Allowance for loan losses to total loans	1.30%	1.43%	1.55%	1.70%	1.76%	1.30%	1.76%
Non performing loans to gross loans	2.88%	3.43%	3.80%	4.19%	4.45%	2.88%	4.45%
Non performing assets to total assets	1.51%	1.80%	1.97%	2.06%	2.23%	1.51%	2.23%
Classified assets to total capital	10.95%	14.61%	17.70%	19.65%	20.04%	10.95%	20.04%
Allowance to non performing loans	44.92%	41.80%	40.81%	40.65%	39.55%	44.92%	39.55%

END OF PERIOD BALANCES
Loans and leases	$652,948	$656,445	$639,199	$618,613	$618,785	$652,948	$618,785
Total earning assets	$1,239,439	$1,232,863	$1,214,557	$1,227,990	$1,231,128	$1,239,439	$1,231,128
Total assets	$1,357,283	$1,343,026	$1,323,415	$1,334,131	$1,342,313	$1,357,283	$1,342,313
Deposits	$1,199,717	$1,180,461	$1,163,418	$1,162,733	$1,165,393	$1,199,717	$1,165,393
Interest Bearing Liabilities	$920,716	$894,697	$893,027	$918,593	$926,598	$920,716	$926,598
Shareholders' equity	$141,114	$147,662	$145,623	$142,424	$147,341	$141,114	$147,341
Tier 1 Capital (Bank)	$143,123	$140,131	$138,059	$133,870	$143,175	$143,123	$143,175
Total Shares Outstanding	22,777,882	22,736,116	22,728,558	22,902,198	22,790,707	22,777,882	$22,790,707

AVERAGE BALANCES
Loans and leases	$654,077	$652,163	$625,435	$620,010	$621,217	$638,006	$620,811
Total earning assets	$1,230,134	$1,234,255	$1,218,569	$1,227,703	$1,211,342	$1,227,692	$1,190,599
Total assets	$1,326,623	$1,329,284	$1,329,935	$1,320,975	$1,302,176	$1,326,710	$1,283,078
Deposits	$1,174,024	$1,178,941	$1,173,998	$1,164,320	$1,139,475	$1,172,839	$1,129,191
Interest Bearing Liabilities	$891,510	$905,082	$920,340	$926,618	$902,216	$910,818	$907,368
Shareholders' equity	$148,765	$146,926	$143,685	$140,684	$147,626	$145,030	$141,460

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended December 31,		Year Ended December 31
Dollars in thousands (except per share data)	2016	2015	2016	2015

Interest Income
Interest and fees on loans	$7,513	$7,201	$29,265	$29,012
Interest on investment securities-
Tax-exempt	317	290	1,241	1,116
Taxable	2,077	2,507	8,791	9,808
Interest on balances due from banks	112	41	562	105
Total interest income	10,019	10,039	39,859	40,041

Interest Expense
Interest on deposits	445	533	1,928	2,359
Interest on borrowed funds	-	178	308	707
Total interest expense	445	711	2,236	3,066

Net Interest Income	9,574	9,328	37,623	36,975
Provision For Loan Losses	(1,000)	(2,000)	(2,200)	(3,000)

Net Interest Income After
Provision For Loan Losses	10,574	11,328	39,823	39,975

Other Income
Income from wealth management services	1,106	1,152	4,453	4,728
Service charges and other fees	1,079	1,115	4,221	4,173
Debit Card income	701	689	2,831	2,438
Net gain on sales of securities	(8)	124	2,151	398
Net gain (loss) on other real estate owned	(24)	(36)	(85)	(284)
Origination fees on mortgage loans sold	125	129	540	579
Bank Owned Life Insurance income	356	362	1,425	1,353
Other	470	384	1,977	1,942
Total other income	3,805	3,919	17,513	15,327

Other Expenses
Salaries and employee benefits	5,912	5,777	22,443	23,095
Occupancy expense	728	696	2,730	2,770
Equipment expense	738	794	2,879	3,026
Marketing expense	319	283	1,144	1,104
Professional fees	471	523	2,138	2,130
EFT/ATM expense	241	247	1,022	563
Other real estate owned expense	19	8	148	372
FDIC deposit insurance assessment	28	175	567	1,230
Bonding and other insurance expense	123	206	577	866
Telephone expense	101	105	413	422
Other	589	671	2,537	2,622
Total other expenses	9,269	9,485	36,598	38,200

Profit Before Income Taxes	5,110	5,762	20,738	17,102
Income Tax Expense	1,532	1,748	6,237	5,020
Net Profit	$3,578	$4,014	$14,501	$12,082

Basic Earnings Per Common Share	$0.16	$0.18	$0.64	$0.53

Diluted Earnings Per Common Share	$0.16	$0.18	$0.63	$0.53

Dividends Declared Per Common Share	$0.04	$-	$0.64	$-

MBT FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	December 31, 2016	December 31, 2015

Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$18,183	$14,996
Interest bearing	34,589	64,554
Total cash and cash equivalents	52,772	79,550

Interest Bearing Time Deposits in Other Banks	18,946	5,500
Securities - Held to Maturity	40,741	41,282
Securities - Available for Sale	488,067	496,859
Federal Home Loan Bank stock - at cost	4,148	4,148
Loans held for sale	611	1,477

Loans	652,337	617,308
Allowance for Loan Losses	(8,458)	(10,896)
Loans - Net	643,879	606,412

Accrued interest receivable and other assets	24,901	23,365
Other Real Estate Owned	1,634	2,383
Bank Owned Life Insurance	54,415	53,093
Premises and Equipment - Net	27,169	28,244
Total assets	$1,357,283	$1,342,313

Liabilities
Deposits:
Non-interest bearing	$279,001	$253,795
Interest-bearing	920,716	911,598
Total deposits	1,199,717	1,165,393

Repurchase agreements	-	15,000
Accrued interest payable and other liabilities	16,452	14,579
Total liabilities	1,216,169	1,194,972

Shareholders' Equity
Common stock (no par value)	22,562	23,492
Retained Earnings	126,079	126,214
Unearned Compensation	(4)	(13)
Accumulated other comprehensive income (loss)	(7,523)	(2,352)
Total shareholders' equity	141,114	147,341
Total liabilities and shareholders' equity	$1,357,283	$1,342,313

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Julian J. Broggio
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffin@mbandt.com	john.skibski@mbandt.com	julian.broggio@mbandt.com